Exhibit 99.1

MASONITE INTERNATIONAL CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 2015, we completed the sale of all of the capital stock of Premdor S.A.S. ("Premdor"), Masonite's French door business, to an investment fund managed by Perceva S.A.S., a Paris-based independent investment firm (the "Buyer"). Pursuant to a stock purchase agreement dated July 16, 2015, the Buyer acquired all of Masonite's French door manufacturing and distribution business for nominal consideration. Masonite will continue to sell door facings to Premdor and will provide certain transition services to the business after closing. The following unaudited pro forma condensed consolidated financial statements are presented to show the effects of the divestiture on our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America.
The unaudited pro forma condensed consolidated balance sheet as of June 28, 2015, has been prepared as if the divestiture occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the three and six months ended June 28, 2015, and June 29, 2014, and for the year ended December 28, 2014, have been prepared as if the divestiture occurred on December 30, 2013, the first day of fiscal year 2014.
The unaudited pro forma condensed consolidated financial statements are presented based on currently available information, are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the divestiture been completed on the dates assumed. Furthermore, they are not necessarily indicative of our future results of operations or financial condition.
The unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed consolidated financial statements, (ii) the audited consolidated financial statements and notes thereto as of and for the year ended December 28, 2014, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015, and (iii) the unaudited condensed consolidated financial statements and the notes thereto as of and for the three and six months ended June 28, 2015, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Quarterly Report on Form 10-Q.

MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 28, 2015
(In thousands of U.S. dollars, except share amounts)

ASSETS		Masonite Historical	Pro Forma Adjustments (1)	Masonite Pro Forma
Current assets:
Cash and cash equivalents		$136,305	$9,782	$126,523
Restricted cash		17,045	3,866	13,179
Accounts receivable, net		247,145	888	246,257
Inventories, net		243,514	12,114	231,400
Prepaid expenses		26,554	4,540	22,014
Income taxes receivable		1,936	702	1,234
Current deferred income taxes		23,215	—	23,215
Total current assets		695,714	31,892	663,822
Property, plant and equipment, net		553,665	15,914	537,751
Investment in equity investees		7,982	—	7,982
Goodwill		99,217	—	99,217
Intangible assets, net		192,852	819	192,033
Long-term deferred income taxes		15,991	—	15,991
Other assets, net		17,205	233	16,972
Total assets		$1,582,626	$48,858	$1,533,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		$106,686	$7,997	$98,689
Accrued expenses		137,216	12,908	124,308
Income taxes payable		2,137	—	2,137
Total current liabilities		246,039	20,905	225,134
Long-term debt		468,173	—	468,173
Long-term deferred income taxes		118,887	3,230	115,657
Other liabilities		51,628	1,661	49,967
Total liabilities		884,727	25,796	858,931
Commitments and contingencies

Equity:
Share capital: unlimited shares authorized, no par value, 30,143,534 shares issued and outstanding		661,364	—	661,364
Additional paid-in capital		227,023	—	227,023
Accumulated deficit	(5)	(115,127)	31,201	(146,328)
Accumulated other comprehensive income (loss)		(101,359)	(8,139)	(93,220)
Total equity attributable to Masonite		671,901	23,062	648,839
Equity attributable to non-controlling interests		25,998	—	25,998
Total equity		697,899	23,062	674,837
Total liabilities and equity		$1,582,626	$48,858	$1,533,768

See accompanying notes to the pro forma condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share amounts)

		Three months ended June 28, 2015			Three months ended June 29, 2014
		Masonite Historical	Pro Forma Adjustments (2)	Masonite Pro Forma	Masonite Historical	Pro Forma Adjustments (2)	Masonite Pro Forma
Net sales		$476,428	$25,444	$450,984	$490,176	$34,701	$455,475
Cost of goods sold		381,394	21,916	359,478	411,569	30,626	380,943
Gross profit		95,034	3,528	91,506	78,607	4,075	74,532
Selling, general and administration expenses		58,818	3,671	55,147	58,519	4,740	53,779
Restructuring costs		988	455	533	560	—	560
Operating income (loss)		35,228	(598)	35,826	19,528	(665)	20,193
Interest expense (income), net	(3)	6,787	316	6,471	10,594	799	9,795
Other expense (income), net	(4)	(635)	285	(920)	1,306	510	796
Income (loss) from continuing operations before income tax expense (benefit)		29,076	(1,199)	30,275	7,628	(1,974)	9,602
Income tax expense (benefit)		15,013	135	14,878	1,379	(625)	2,004
Income (loss) from continuing operations		14,063	(1,334)	15,397	6,249	(1,349)	7,598
Less: net income (loss) attributable to non-controlling interest		381	—	381	499	—	499
Income (loss) from continuing operations attributable to Masonite		$13,682	$(1,334)	$15,016	$5,750	$(1,349)	$7,099

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic		$0.45		$0.50	$0.20		$0.24
Diluted		$0.43		$0.47	$0.19		$0.23

		Six months ended June 28, 2015			Six months ended June 29, 2014
Net sales		$910,893	$51,690	$859,203	$912,636	$69,173	$843,463
Cost of goods sold		742,550	44,828	697,722	781,043	61,650	719,393
Gross profit		168,343	6,862	161,481	131,593	7,523	124,070
Selling, general and administration expenses		116,979	7,614	109,365	116,294	9,097	107,197
Restructuring costs		3,344	1,615	1,729	1,281	—	1,281
Operating income (loss)		48,020	(2,367)	50,387	14,018	(1,574)	15,592
Interest expense (income), net	(3)	18,540	862	17,678	20,587	1,554	19,033
Loss on extinguishment of debt		28,046	—	28,046	—	—	—
Other expense (income), net	(4)	(1,819)	306	(2,125)	1,487	510	977
Income (loss) from continuing operations before income tax expense (benefit)		3,253	(3,535)	6,788	(8,056)	(3,638)	(4,418)
Income tax expense (benefit)		18,277	225	18,052	1,398	(634)	2,032
Income (loss) from continuing operations		(15,024)	(3,760)	(11,264)	(9,454)	(3,004)	(6,450)
Less: net income (loss) attributable to non-controlling interest		2,117	—	2,117	1,240	—	1,240
Income (loss) from continuing operations attributable to Masonite		$(17,141)	$(3,760)	$(13,381)	$(10,694)	$(3,004)	$(7,690)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic and diluted		$(0.57)		$(0.44)	$(0.36)		$(0.26)
See accompanying notes to the pro forma condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share amounts)

		Year ended December 28, 2014
		Masonite Historical	Pro Forma Adjustments (2)	Masonite Pro Forma
Net sales		$1,837,700	$127,475	$1,710,225
Cost of goods sold		1,572,301	115,526	1,456,775
Gross profit		265,399	11,949	253,450
Selling, general and administration expenses		224,077	18,098	205,979
Restructuring costs		11,137	45	11,092
Asset impairment		18,202	14,020	4,182
Operating income (loss)		11,983	(20,214)	32,197
Interest expense (income), net	(3)	41,525	2,519	39,006
Other expense (income), net	(4)	(587)	609	(1,196)
Income (loss) from continuing operations before income tax expense (benefit)		(28,955)	(23,342)	(5,613)
Income tax expense (benefit)		4,533	(4,094)	8,627
Income (loss) from continuing operations		(33,488)	(19,248)	(14,240)
Less: net income (loss) attributable to non-controlling interest		3,222	—	3,222
Income (loss) from continuing operations attributable to Masonite		$(36,710)	$(19,248)	$(17,462)

Earnings (loss) per common share from continuing operations attributable to Masonite, basic and diluted		$(1.24)		$(0.59)

See accompanying notes to the pro forma condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The unaudited pro forma condensed consolidated financial statements give effect to the sale of the Premdor business divested through sale of 100% of the then outstanding equity in Premdor. The unaudited pro forma condensed consolidated statements of operations for the three and six months ended June 28, 2015, and June 29, 2014, and for the year ended December 28, 2014, are presented as if the sale occurred on December 30, 2013, the first day of fiscal year 2014. The anticipated after-tax loss on the sale is not reflected in the pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated balance sheet as of June 28, 2015, is presented as if the sale occurred on that date, including the after-tax loss on sale calculated as of that date.
The pro forma adjustments include the following:

(1)	The elimination of the historical assets and liabilities of the Premdor business,

(2)	The elimination of the historical results of operations of the Premdor business,

(3)	A systematic allocation of consolidated interest expense related to our senior unsecured borrowings based on percentage of net assets,

(4)	Corporate allocations of shared costs consisting of certain costs of human resources, legal, finance and information technology, and

(5)
The estimated after-tax loss on sale based upon events that are factually supportable and directly attributable to the sale of Premdor of approximately $31 million, calculated as if the sale had occurred on June 28, 2015.

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